Exhibit 99.1
RSC Reports 3Q10 Results; Provides 4Q10 Outlook and Reaffirms FY10 Free Cash Flow Outlook
SCOTTSDALE, Ariz., October 21, 2010 — RSC Holdings Inc. (NYSE: RRR), one of the largest equipment rental providers in North America, today announced financial results for the quarter ended September 30, 2010. Total revenue was $334 million and rental revenue was $292 million, compared with $316 million and $272 million, respectively, for the same period last year. The company reported a third quarter net loss of $6 million, or $0.06 per diluted share, compared with a net loss of $6 million, or $0.06 per diluted share, for the third quarter 2009.
Adjusted EBITDA was $119 million for the quarter, compared with $107 million for the same period last year. Adjusted EBITDA margin was 35.6% for the third quarter, compared with 34.0% in 2009. The change in profitability and margins primarily reflects increased volume, partially offset by lower pricing caused by excess industry fleet levels.
Third Quarter 2010 Highlights
•	Achieved strong growth in fleet on rent, increasing 10% during the quarter and 48% year to date.

•	Grew rental volume 11.8% year-over-year, the second consecutive quarter of volume growth.

•	Invested $119 million of gross rental capital expenditures in response to growing demand.

•	Sold $69 million of fleet at original equipment cost with margins of 16%, up from 15% in the second quarter.

•	Generated strong free cash flow of $50 million.

•	Decreased debt by $47 million during the quarter and had $674 million of borrowing availability under the ABL revolver as of September 30, 2010.

•	Increased average fleet utilization for the quarter to 68.7%, improving from 63.5% in the second quarter.

•	Improved rental rates sequentially for the second consecutive quarter, while rental rates were below the third quarter last year by 4.4%.
CEO Comments
Erik Olsson, President and Chief Executive Officer, stated: “The positive momentum from the second quarter strengthened into the third quarter with strong volume growth of 12% and solid positive sequential pricing of 2.6%. Our leading position in serving the industrial end market, continued investments in sales activities, our quality rental fleet and increased staffing positioned us to meet increasing demand and gain market share. In addition, our superior value focus delivered through operational excellence and our focus on service allows us to continue to exceed customer expectations, as demonstrated by world class customer loyalty scores.”
Outlook for 4Q10 and FY 2010
Business activity in the company’s primary end-market, industrial, improved on a year-over-year basis in the third quarter and we anticipate this trend will continue in the fourth quarter. The non-residential construction market continued to decline slightly in the third quarter and while the decline is slowing we anticipate growth will remain slightly negative in the fourth quarter of 2010. Industry wide fleet levels continue to exceed demand and as a result rental rates will remain under pressure.
Due to seasonality, the company expects utilization and fleet on rent growth to moderate in the fourth quarter, while still resulting in positive year-over-year volume and rental revenue growth. While pricing continues to improve, the company expects that it will remain challenging in the fourth quarter.

Results are expected in the ranges that follow:

Q4 2010
Rental revenues	$270 - $285 million
Total revenues	$320 - $335 million
Adjusted EBITDA	$100 - $110 million
Free cash flow	($50) - ($30) million
The company expects to generate $80 to $100 million of free cash flow for full-year 2010, consistent with its previous estimate.
After carefully reviewing trends in both the regulatory environment and the practices of public companies, we are considering no longer providing guidance around financial metrics after this quarter.
Mr. Olsson concluded: “Market demand has steadily improved during the year and we expect favorable year-over-year comparisons in the fourth quarter as we have seen the momentum from the third quarter continue in October. We are extremely well positioned with a footprint that has improved relative to our major competitors. Our footprint enables us to respond to improving customer demand with a compelling value proposition, industry leading customer service, our high quality fleet and scalable business model.”
Conference Call
RSC Holdings will hold a conference call today at 5:15 p.m. Eastern Time. Investors may access the call by visiting the investor relations portion of the RSC website at www.RSCrental.com/Investor. To listen to the live conference call from the U.S. and Canada dial (866) 393-7634; from international locations dial (706) 679-0678. A replay of the conference call will be available through November 4, 2010. To access the replay dial: U.S. and Canada: (800) 642-1687; international (706) 645-9291. Pass code: 16978411. A replay of the webcast will also be available at www.RSCrental.com/Investor.
Investor Presentation Information
Information concerning our business and financial results that we expect to use at upcoming investor presentations will be made available on our website immediately following the conference call and will be maintained on our website for at least the period of its use at such meetings or until updated by more current information.
About RSC Holdings Inc.
RSC Holdings Inc. (NYSE: RRR) based in Scottsdale, Arizona, is the holding company for the operating entity RSC Equipment Rental, Inc. (“RSC”), which is a premier provider of rental equipment in North America, servicing the industrial, maintenance and non-residential construction markets with $2.4 billion of equipment at original cost. RSC offers superior equipment availability, reliability and 24x7 service to customers through an integrated network of 457 branch locations across 40 states in the United States and three provinces in Western Canada. Customer solutions to improve efficiency and reduce cost include the proprietary Total Control® rental management software, Mobile Tool Rooms™ and on-site rental locations. With over 4,300 employees committed to safety and sustainability, RSC delivers the best value and industry leading customer service. All information is as of September 30, 2010. Additional information about RSC is available at www.RSCrental.com.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements regarding the company’s future financial position, end-market outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations.
In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “plan”, “seek”, “will”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual results and developments may therefore differ materially from those described in this release.

The company cautions therefore that you should not rely unduly on these forward-looking statements. You should understand the risks and uncertainties discussed in “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the United States Securities and Exchange Commission could affect the company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the company’s forward-looking statements.
These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, we disclaim any obligation to update these forward-looking statements to reflect future events or circumstances.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the company also discloses in this press release certain non-GAAP financial information including adjusted EBITDA and free cash flow. These financial measures are not recognized measures under GAAP and they are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Adjusted EBITDA GAAP Reconciliations” and “Free Cash Flow GAAP Reconciliation” included at the end of this release. Additionally, explanations of these Non-GAAP measures are provided in Annex A attached to this release.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Change	September 30,		Change
	2010	2009	%	2010	2009	%
Revenues:
Equipment rental revenue	$291,671	$271,547	7.4%	$773,618	$829,517	(6.7)%
Sale of merchandise	12,897	12,633	2.1	37,588	40,121	(6.3)
Sale of used rental equipment	29,216	31,384	(6.9)	84,315	123,757	(31.9)

Total revenues	333,784	315,564	5.8	895,521	993,395	(9.9)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	149,445	138,723	7.7	424,659	423,567	0.3
Depreciation of rental equipment	68,878	70,169	(1.8)	202,921	217,492	(6.7)
Cost of merchandise sales	9,312	8,775	6.1	27,266	28,193	(3.3)
Cost of used rental equipment sales	24,575	30,117	(18.4)	73,143	115,414	(36.6)

Total cost of revenues	252,210	247,784	1.8	727,989	784,666	(7.2)

Gross profit	81,574	67,780	20.4	167,532	208,729	(19.7)

Operating expenses:
Selling, general and administrative	34,511	31,970	7.9	101,256	107,096	(5.5)
Depreciation and amortization of non-rental equipment and intangibles	10,012	10,696	(6.4)	29,979	33,672	(11.0)
Other operating gains, net	(1,167)	(119)	n/a	(3,617)	(233)	n/a

Total operating expenses, net	43,356	42,547	1.9	127,618	140,535	(9.2)

Operating income	38,218	25,233	51.5	39,914	68,194	(41.5)
Interest expense, net	48,446	50,666	(4.4)	146,472	130,911	11.9
Gain on extinguishment of debt, net	—	(12,489)	n/a	—	(12,489)	n/a
Other (income) expense, net	(264)	(75)	n/a	(364)	335	n/a

Loss before benefit for income taxes	(9,964)	(12,869)	n/a	(106,194)	(50,563)	n/a
Benefit for income taxes	3,542	7,034	n/a	39,829	19,734	n/a

Net loss	$(6,422)	$(5,835)	n/a	$(66,365)	$(30,829)	n/a

Weighted average shares outstanding used in computing net loss per common share:
Basic and diluted	103,521	103,435		103,501	103,433

Net loss per common share:
Basic and diluted	$(0.06)	$(0.06)		$(0.64)	$(0.30)

Other operational data (a):
Fleet utilization	68.7%	58.9%		62.4%	58.0%
Average fleet age at period end (months)	43	38		43	38
Same store rental revenue growth / (decline)	9.6%	(34.2)%		(4.9)%	(28.4)%
Employees	4,382	4,327		4,382	4,327
Original equipment fleet cost (in millions)	$2,375	$2,394		$2,375	$2,394

(a)	Refer to attached Statistical Measures for descriptions.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2010	2009

Assets
Cash and cash equivalents	$5,564	$4,535
Accounts receivable, net	221,463	181,975
Inventory	13,528	14,421
Rental equipment, net	1,374,053	1,384,999
Property and equipment, net	113,604	123,197
Goodwill and other intangibles, net	939,492	940,063
Deferred financing costs	46,758	55,539
Other assets	21,969	24,590

Total assets	$2,736,431	$2,729,319

Liabilities and Stockholders’ (Deficit) Equity
Accounts payable	$232,266	$46,275
Accrued expenses and other liabilities	184,011	174,829
Debt	2,060,824	2,172,109
Deferred income taxes	296,798	312,465

Total liabilities	2,773,899	2,705,678
Total stockholders’ (deficit) equity	(37,468)	23,641

Total liabilities and stockholders’ (deficit) equity	$2,736,431	$2,729,319

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(66,365)	$(30,829)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	232,900	251,164
Amortization of deferred financing costs	9,553	8,574
Amortization of original issue discount	826	213
Share-based compensation expense	3,966	3,473
Gain on sales of rental and non-rental property and equipment, net of non-cash writeoffs	(9,635)	(6,329)
Deferred income taxes	(16,261)	(8,618)
Gain on insurance settlement	(1,736)	—
Gain on extinguishment of debt, net	—	(12,489)
Interest expense on hedge ineffectiveness	95	—
Changes in operating assets and liabilities	159,106	25,058

Net cash provided by operating activities	312,449	230,217

Cash flows from investing activities:
Purchases of rental equipment	(265,714)	(33,488)
Purchases of property and equipment	(5,630)	(2,597)
Proceeds from sales of rental equipment	84,315	123,757
Proceeds from sales of property and equipment	2,185	10,539
Insurance proceeds from rental equipment and property claims	1,736	3,086

Net cash (used in) provided by investing activities	(183,108)	101,297

Cash flows from financing activities:
Net payments on debt	(127,928)	(301,363)
Financing costs	(1,401)	(26,435)
Proceeds from stock option exercises	323	256
Other	—	347

Net cash used in financing activities	(129,006)	(327,195)

Effect of foreign exchange rates on cash	694	1,001

Net increase in cash and cash equivalents	1,029	5,320
Cash and cash equivalents at beginning of period	4,535	13,670

Cash and cash equivalents at end of period	$5,564	$18,990

Supplemental disclosure of cash flow information:
Cash paid for interest	$126,655	$104,402
Cash received for taxes, net	25,562	7,098

RSC HOLDINGS INC. AND SUBSIDIARIES
Rental Revenue Growth Bridge
(in thousands)

	Rental Revenues
	Three Months Ended	Nine Months Ended
	September 30,	September 30,

2009	$271,547	$829,517

Changes:
Volume	11.4%	0.3%
Price	-4.4%	-7.7%
Currency	0.4%	0.7%

2010	$291,671	$773,618

Annex A
EBITDA and Adjusted EBITDA. EBITDA, a supplemental non-GAAP financial measure, is defined as consolidated net income (loss) before net interest expense, income taxes and depreciation and amortization. Adjusted EBITDA as presented herein is a non-GAAP financial measure and is defined as consolidated net income (loss) before net interest expense, income taxes, and depreciation and amortization and before certain other items, including gain on extinguishment of debt, net, share-based compensation, and other (income) expense, net. All companies do not calculate EBITDA and Adjusted EBITDA in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies.
The company presents EBITDA and Adjusted EBITDA in this release because it believes these calculations are useful to investors in evaluating our ability to service debt and as tools to evaluate our financial performance. However, EBITDA and Adjusted EBITDA are not recognized measurements under GAAP, and when analyzing the company’s performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as an alternative to, net income or net cash provided by operating activities as defined under GAAP.
Free cash flow. The company defines free cash flow as net cash provided by operating activities less net capital inflows (expenditures). All companies do not calculate free cash flow in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies. We believe free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital needs. However, free cash flow is a non-GAAP measure and should be used in addition to, and not as an alternative to, data presented in accordance with GAAP.
The accompanying tables reconcile the GAAP financial measures that are most directly comparable to these non-GAAP financial measures. No quantitative reconciliations of the estimated ranges for Adjusted EBITDA and free cash flow to their respective most comparable measure calculated and presented in accordance with GAAP are included as the company believes that it is unreasonable at this time to quantify certain amounts that would be required to be included in such GAAP reconciliations. Further, the company is considering no longer providing guidance around financial metrics after this quarter.

RSC HOLDINGS INC. AND SUBSIDIARIES
Adjusted EBITDA GAAP Reconciliations
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net loss	$(6,422)	$(5,835)	$(66,365)	$(30,829)
Depreciation of rental equipment and depreciation and amortization of non-rental equipment and intangibles	78,890	80,865	232,900	251,164
Interest expense, net	48,446	50,666	146,472	130,911
Benefit for income taxes	(3,542)	(7,034)	(39,829)	(19,734)

EBITDA	$117,372	$118,662	$273,178	$331,512

Adjustments:
Gain on extinguishment of debt, net	—	(12,489)	—	(12,489)
Share-based compensation	1,708	1,179	3,966	3,473
Other (income) expense, net	(264)	(75)	(364)	335

Adjusted EBITDA	$118,816	$107,277	$276,780	$322,831

(Adjusted EBITDA as a percentage of total revenues)	35.6%	34.0%	30.9%	32.5%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$142,556	$107,033	$312,449	$230,217
Gain on sales of rental and non-rental property and equipment, net of non-cash writeoffs	4,310	713	9,635	6,329
Gain on insurance settlement	—	—	1,736	—
Cash paid for interest	33,301	20,314	126,655	104,402
Cash received for taxes, net	(25,489)	(12,733)	(25,562)	(7,098)
Other (income) expense, net	(264)	(75)	(364)	335
Changes in other operating assets and liabilities	(35,598)	(7,975)	(147,769)	(11,354)

Adjusted EBITDA	$118,816	$107,277	$276,780	$322,831

Free Cash Flow GAAP Reconciliation
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$142,556	$107,033	$312,449	$230,217

Purchases of rental equipment	(118,748)	(15,151)	(265,714)	(33,488)
Purchases of property and equipment	(3,995)	(708)	(5,630)	(2,597)
Proceeds from sales of rental equipment	29,216	31,384	84,315	123,757
Proceeds from sales of property and equipment	533	2,409	2,185	10,539
Insurance proceeds from rental equipment and property claims	—	—	1,736	3,086

Net capital (expenditures) inflows	(92,994)	17,934	(183,108)	101,297

Free cash flow	$49,562	$124,967	$129,341	$331,514

Statistical Measures
Fleet utilization is defined as the average aggregate dollar value of equipment rented by customers (based on original equipment fleet cost) during the relevant period divided by the average aggregate dollar value of all equipment owned (based on original equipment fleet cost) during the period.
Average fleet age at period end is the number of months since an equipment unit was first placed in service, weighted by multiplying individual equipment ages by their respective original costs and dividing the sum of those individual calculations by the total original cost. Equipment refurbished by the original equipment manufacturer is considered new.
Same store rental revenue growth is calculated as the year over year change in rental revenue for locations that are open at the end of the period reported and have been operating under the company’s direction for more than 12 months.
Employee count is given as of the end of the period indicated and the data reflects the actual head count as of each period presented.
Original Equipment Fleet Cost (OEC) is defined as the original dollar value of rental equipment purchased from the original equipment manufacturer (OEM). Fleet purchased from non-OEM sources is assigned a comparable OEC dollar value at the time of purchase.
Contacts
Investor/Analyst Contacts:
Scott Huckins, VP — Treasurer
(480) 281-6928 or
Scott.Huckins@RSCRental.com
Media Contact:
Chenoa Taitt
(212) 223-0682